Exhibit 99.1

Final NEWS RELEASE

Kinetik Announces Two-For-One Split of its Common Stock

HOUSTON/MIDLAND, May 19, 2022 – Kinetik Holdings Inc. (NASDAQ: KNTK) (“Kinetik” or the “Company”) today announced that the Board of Directors has approved and declared a two-for-one split of the Company’s Common Stock in the form of a stock dividend (“Stock Split”).

The Company anticipates that the Stock Split will increase liquidity in the trading of the Company’s stock and will make its stock more accessible to its employees and investors.

The Stock Split will be accomplished by distributing one additional share of Class A Common Stock for each share of Class A Common Stock outstanding and one additional share of Class C Common Stock for each share of Class C Common Stock outstanding. The additional shares of common stock will be issued on Wednesday, June 8, 2022 to holders of record as of the close of business on Tuesday, May 31, 2022. Trading of the Class A Common Stock will begin on a Stock Split-adjusted basis on Thursday, June 9, 2022.

After giving effect to the Stock Split, Kinetik expects to have in total approximately 135 million shares of Common Stock outstanding. Beginning with the second quarter 2022 dividend, the quarterly dividend on the Company’s Common Stock will be $0.75 per share.

About Kinetik Holdings Inc.

Kinetik is a fully integrated, pure-play, Permian-to-Gulf Coast midstream C-corporation operating in the Delaware Basin. Kinetik is headquartered in Houston and Midland, Texas. Kinetik provides comprehensive gathering, transportation, compression, processing and treating services for companies that produce natural gas, natural gas liquids, crude oil and water. Kinetik posts announcements, operational updates, investor information and press releases on its website, www.kinetik.com.

Forward-looking statements

This news release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These

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statements include, but are not limited to, statements about the Company’s future plans, expectations, and objectives for the Company’s operations, including statements about strategy, synergies, and future operations, the extent of estimated future dividends and the effects of the Stock Split. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the period ended March 31, 2022. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

Contacts

Kinetik Investors: (713) 487-4832    Maddie Wagner

Website: www.kinetik.com

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